Exhibit 8(t)

PARTICIPATION AGREEMENT

This Participation Agreement (this “Participation Agreement”), is made and entered into as of April 1, 2024 (the “Participation Agreement Effective Date”), by and between State Street Bank and Trust Company (“Provider”), having its primary office location at One Congress Street, Boston, Massachusetts 02114, the entities (and respective funds and series thereof) set forth in Schedule A to this Participation Agreement (each, a “New BFA Recipient”), and BlackRock Fund Advisors (“BFA”), with its primary office location at 400 Howard Street, San Francisco, CA 94105, acting on behalf of the New BFA Recipients.

Reference is hereby made to the Master Services Agreement (the “Agreement”) dated December 7, 2021, by and among Provider, each of the entities set forth in Exhibit A to the Agreement (each a “BFA Recipient”) and BFA, acting on behalf of each of the BFA Recipients.

WHEREAS, BFA, on behalf of the New BFA Recipients, desires to appoint Provider as the New BFA Recipients’ custodian, fund accounting, fund administration and transfer agency services provider as described herein and Provider has indicated its willingness to so act, subject to the terms of this Participation Agreement.

NOW, THEREFORE, for and in consideration of the agreements set forth below and intending to be legally bound, the Parties hereby agree as follows:

1. PARTICIPATION IN MASTER SERVICES AGREEMENT

1.1.

Participation. In order that it may become a Party to the aforesaid Agreement, including, without limitation, any and all schedules and exhibits to the Agreement, each of BFA and each New BFA Recipient agrees and binds itself to the terms and conditions of the Agreement and acknowledges that, by its execution and delivery of this Participation Agreement, it shall assume all of the applicable obligations and shall be entitled to all of the applicable rights under the Agreement), as if it were an original Party to the Agreement. Notwithstanding the terms of the Agreement, the terms of this Participation Agreement shall control in the event of any conflict between the Agreement and this Participation Agreement, or in the event of any express exception in this Participation Agreement.

2. OVERVIEW AND STRUCTURE

2.1.

Overview. As of the Participation Agreement Effective Date, Provider will provide to each New BFA Recipient certain custodial, fund accounting, fund administration and other services described in more detail in the Agreement (the “BFA Services”).

2.2.	Structure.

2.2.1.	The Agreement forms the basis for the Parties’ understanding with respect to the terms and conditions applicable to this Participation Agreement, except as otherwise set forth herein.

2.2.2.	This Participation Agreement incorporates the terms and conditions of the Agreement, except as specified or otherwise addressed herein.

2.2.3.

In the event of an amendment to the Agreement that impacts the terms and conditions incorporated herein, the Parties will work diligently to negotiate and make appropriate amendments to this Participation Agreement to the extent necessary.

2.2.4.	This Participation Agreement consists of the general terms and conditions below and all Schedules attached hereto. This Participation Agreement includes the following Schedules:

Schedule	A List of New BFA Recipients

2.3.

Unless the context otherwise requires, any reference in this Participation Agreement to any actions to be taken by BFA or a New BFA Recipient shall be deemed to refer to actions taken by BFA or such New BFA

Recipient, acting solely in its fiduciary or agency capacity thereto. Any reference in this Participation Agreement to any assets of a New BFA Recipient shall be deemed to refer only to assets of the applicable New BFA Recipient, and any duty or obligations of Provider hereunder to a New BFA Recipient shall be deemed to refer to duties and obligations with respect to such New BFA Recipient, and any obligation or liability of a New BFA Recipient hereunder shall be binding only with respect to such individual New BFA Recipient and shall be discharged only out of the assets of such New BFA Recipient.

2.4.

Any reference in this Participation Agreement to “Provider” shall be deemed to include either or both Provider Parent and/or Provider Affiliate, as the context requires. If BFA or any New BFA Recipient chooses to do so, it may assert its respective rights, perform its obligations, or otherwise deal hereunder directly with Provider Parent or Provider Affiliate, as applicable.

3. DEFINITIONS

3.1.	Defined terms used in this Participation Agreement have the meanings set forth in the Agreement, unless otherwise defined in this Participation Agreement.

3.2.

References to a “Party” herein refer to either Provider Parent or Provider Affiliate, as applicable, or BFA or the applicable New BFA Recipient, and references to the “Parties” herein refer to both Provider Parent and Provider Affiliate, as applicable, and BFA and the applicable New BFA Recipient.

3.3.

References in the Agreement to “BFA Recipients” will be deemed to include the New BFA Recipients under this Participation Agreement for the purposes of interpreting the terms of this Participation Agreement, except as otherwise addressed herein. For greater certainty, the New BFA Recipients will have the benefits available to the BFA Recipients under the Agreement.

4. TERM

4.1.

The Term of this Participation Agreement will commence on the Participation Agreement Effective Date and will continue until the later of May 31, 2028 or the expiration or termination of the Agreement. This Participation Agreement may be terminated earlier in accordance with the terms and conditions of this Participation Agreement and the Agreement, including with respect to Disengagement Assistance and requirements of Applicable Laws. This Participation Agreement shall terminate in the event that the Agreement terminates for any reason.

4.2.

For the avoidance of doubt, the Parties will be subject to their respective duties and responsibilities regarding Disengagement Assistance, as set forth in Exhibit E to the Agreement, with respect to the BFA Services after termination or expiration of this Participation Agreement.

5. SERVICE DESCRIPTION CHANGES

5.1.	Reserved.

6. REPRESENTATIONS AND WARRANTIES

Each Party hereto makes the representations and warranties under the Agreement.

7. FEES AND EXPENSES

For the BFA Services rendered pursuant to this Participation Agreement, BFA or the New BFA Recipients, as applicable, agree to pay to Provider the fees and expenses set forth in Schedule B of this Participation Agreement.

8. MISCELLANEOUS

8.1.

Survival. Notwithstanding anything to the contrary in this Participation Agreement, any and all provisions of the Agreement and this Participation Agreement which by their nature or effect are required or intended to be observed, kept, or performed after the expiration or termination of the Agreement or this Participation Agreement will survive the expiration or any termination of this Participant Agreement and remain binding upon and for the benefit of the Parties.

8.2.

Notices. Any formal notice, consent, approval, acceptance, agreement or other communication given pursuant to this Participation Agreement will be in writing and will be effective either when delivered personally to the Party for whom intended, by e-mail (with confirmation of delivery) or overnight delivery services (with confirmation of delivery) (unless delivered after normal business hours, in which case it will be deemed the next Business Day), addressed to such Parties that are signatories to this Participation Agreement. A Party may designate a different address by notice to the other Party given in accordance herewith.

8.3.

Governing Law. This Participation Agreement and the terms incorporated herein from the Agreement (including any exhibits, schedules and appendices thereto) will be construed and governed under and in accordance with the laws of the State of New York without regard to its conflict of law provisions, notwithstanding any conflicting choice of law in the Agreement. All disputes arising out of the Agreement (including any exhibits, schedules and appendices thereto) impacting any subject matter contemplated herein will be exclusively resolved in a court of competent jurisdiction in the State of New York. Subject to the previous sentence, each Party expressly consents to the jurisdiction of the courts of the State of New York and waives any objections or right as to forum non conveniens, lack of personal jurisdiction or similar grounds.

8.4.

Single Agreement. This Participation Agreement (including any exhibits, appendices and schedules to this Participation Agreement), together with the Agreement (including any exhibits, schedules and appendices thereto) incorporated by the terms hereof, constitutes the entire agreement between Provider, BFA and each New BFA Recipient as to the subject matter hereof and supersedes any and all agreements, representations and warranties, written or oral, regarding such subject matter made prior to the time at which this Participation Agreement has been executed and delivered between Provider, BFA and each New BFA Recipient.

IN WITNESS WHEREOF, each Party has executed or caused this Participation Agreement to be executed as of the date set forth below by its duly authorized representative.

BLACKROCK FUND ADVISORS, acting on behalf of each New BFA Recipient listed in Schedule A to this Participation Agreement

By:
Name:	Mark Kelly
Title:	Assistant Treasurer
Date:	Apr 12, 2024

BLACKROCK ETF TRUST, on behalf of each of its funds or series listed in Schedule A to this Participation Agreement

By:
Name:	Mark Kelly
Title:	Assistant Treasurer
Date:	Apr 12, 2024

BLACKROCK ETF TRUST II, on behalf of each of its funds or series listed in Schedule A to this Participation Agreement

By:
Name:	Mark Kelly
Title:	Assistant Treasurer
Date:	Apr 12, 2024

STATE STREET BANK AND TRUST COMPANY

By:
Name:	Deborah K. Montgomery
Title:	Vice President
Date:	Apr 12, 2024

SCHEDULE A

List of New BFA Recipients

	BLK Ticker	Custody Account#
BlackRock ETF Trust
1. BlackRock Future U.S. Themes ETF	BR_BTHM	9ETi
2. BlackRock Large Cap Core ETF	BR-BLCR	9ETP
3. BlackRock Large Cap Value ETF	BR_BLCV	9ETN
4. BlackRock U.S. Carbon Transition Readiness ETF	BR_LCTU	9ETH
5. BlackRock U.S. Equity Factor Rotation ETF	IUS-DYNF	9ETF
6. BlackRock U.S. Industry Rotation ETF	BR_INRO	9ETR
BlackRock ETF Trust II
7. BlackRock AAA CLO ETF	BR_CLOA	9EAD
8. BlackRock Flexible Income ETF	ISHBINC	9EAG
9. BlackRock Floating Rate Loan ETF	BR_BRLN	9EAB
10. BlackRock High Yield Muni Income Bond ETF	BR_HYMU	0B2A
11. BlackRock Intermediate Muni Income Bond ETF	BR_INMU	0B2B
12. BlackRock Short-Term California Muni Bond ETF	BR-CALY	9EAH
13. BlackRock Total Return ETF	ISHBRTR	9EAC